Exhibit 99.1

Alliance Data Systems Corp.

January 28, 2004

CONTACT:	Edward Heffernan
Chief Financial Officer
Alliance Data Systems
Tel: 972-348-5191

Stephanie Prince/Julie Prozeller
Financial Dynamics
Tel: 212-850-5600

Media: Tony Good
Tel: 972-348-5425

ALLIANCE DATA SYSTEMS ANNOUNCES RECORD
FOURTH QUARTER AND YEAR-END RESULTS
* Company Tops $1 Billion in Annual Revenue
* Increases guidance for 2004

Dallas, TX, January 28, 2004 – Alliance Data Systems Corp. (NYSE: ADS), a leading provider of transaction services, credit services and marketing services, today announced record results for its fourth quarter and year ended December 31, 2003 and increased guidance for 2004.

Total fourth quarter revenue increased 27 percent to $298.3 million compared to $235.7 million for the fourth quarter of 2002. Net income increased 96 percent to $19.8 million for the fourth quarter of 2003, or $0.24 per diluted share, compared to $10.1 million, or $0.13 per diluted share, for the fourth quarter of 2002.

EBITDA for the fourth quarter of 2003 increased 45 percent to $59.3 million compared to $40.9 million for the fourth quarter of 2002. Cash earnings increased 86  percent to $24.9 million compared to $13.4 million for the fourth quarter of 2002. Cash earnings per diluted share increased 67 percent to $0.30 per diluted share compared to $0.18 per diluted share for the fourth quarter of 2002. (See “Financial Measures” below for a discussion of EBITDA and cash earnings.)

“We are extremely pleased with our record fourth quarter and full-year results,” commented Mike Parks, chairman and chief executive officer. “All three of the Company’s growth engines again posted strong double-digit growth. Alliance continues to benefit from the significant new client signings over the past year as well as solid core growth across its business lines. This momentum continued in the fourth quarter, as we announced significant new private label customers, including Fortunoff and Shop at Home. In our Loyalty Group, we announced the launch of YourShops.ca, broadening the shopping options for consumers participating in Canada’s AIR MILES® reward program. And our Utility Services group successfully completed the acquisition of a leading utility outsourcer, Orcom, expanding Alliance’s footprint in the mid-tier municipal utility market. As we begin 2004, we are highly confident in the future and our continued ability to achieve our growth goals.”

Canadian Dollar Translation

As previously disclosed in the second and third quarter of this year, the Company’s reported earnings for those periods had been adversely impacted by the sharp appreciation in the Canadian dollar.  Due to the continuing nature and expanding size of the impact in those periods and the fourth quarter, the Company has been in consultation with its auditors, Deloitte & Touche LLP, to examine the foreign exchange impact and the related accounting literature.  While the cash flows of the Canadian operations remain unchanged, the Company and its auditors have determined that the appropriate method of accounting is to translate revenue related to the Air Miles reward program at the current period average rate consistent with the expense translation.  The financial statement impact using this method more accurately matches revenue with expenses.   Accordingly, this method was used in the fourth quarter and will be used on a go forward basis.

Cash earnings per share for the second quarter and third quarter 2003 have now been revised upwards by $0.03 for each quarter to $0.24 and $0.28 per share, respectively. Fourth quarter cash earnings per share also reflect an additional $0.05 versus the previous interpretation.  The impact to the first quarter of 2003 was immaterial.  For the years ending December 31, 2001 and 2002, the Company does not believe the impact to the periods or trends was significant due to the stable Canadian dollar during those periods.    For consistency of presentation, however, the Company has revised the results for those years, and the related quarterly amounts for 2002.  See attached table for a summary of revised financial highlights.  The impact to net income per share was the same as cash earnings per share.  All amounts in this press release reflect the revised numbers for 2002.

2003 Full-Year Results

For the year ended December 31, 2003, revenue increased 21 percent to $1.05 billion compared to $866.6 million for the year ended December 31, 2002.  Net income increased to $67.3 million in 2003, or $0.84 per share, compared to $23.7 million, or $0.31 per share in 2002.

EBITDA for the year ended December 31, 2003 increased 47 percent to $213.9 million compared to $145.2 million for the year ended December 31, 2002. Cash earnings per diluted share increased 75 percent to $1.03 per share, compared to $0.59 per share for the year ended December 31, 2002.  This includes $0.06 cumulative upward revisions from the second and third quarters of 2003.

Segment Review

Transaction Services revenue, accounting for more than half of the Company’s total revenue, increased 18 percent in the fourth quarter to $167.9 million compared to prior year. EBITDA increased 10 percent in the fourth quarter to $21.0 million, reflecting typical seasonality in expenses, compared to prior year. The vast majority of this segment consists of Alliance’s private label and utility services businesses, two of Alliance’s main growth engines.  Both of these engines are benefiting from core client growth plus new client signings during 2003.  These factors led to a more than 20 percent increase in the number of statements generated, while revenue per statement remained firm.

For the year ended December 31, 2003, Transaction Services revenue increased 14 percent to $614.5 million compared to $538.4 million for the year ended December 31, 2002. EBITDA for the year ended December 31, 2003 increased 13 percent to $88.1 million compared to $78.3 million for the year ended December 31, 2002.

Credit Services revenue increased 24 percent in the fourth quarter to $121.6 million while EBITDA increased 72 percent to $27.4 million compared to prior year. Contributing to the results were positive trends in all four of the segment’s key metrics.  Specifically, both private label credit sales and portfolio growth grew at double-digit rates as this year’s signings began to ramp-up combined with strong performance from existing clients.  The segment also benefited from continued operating expense improvements in both funding costs and credit losses.

For the year ended December 31, 2003, Credit Services revenue increased 27 percent to $435.8 million compared to $342.1 million for the year ended December 31, 2002. EBITDA for the year ended December 31, 2003 increased 104 percent to $79.1 million compared to $38.8 million for the year ended December 31, 2002.

Marketing Services revenue increased 43 percent in the fourth quarter to $87.5 million compared to prior year. EBITDA, reflecting prevailing exchange rates, increased 85 percent in the fourth quarter to $10.9 million compared to prior year.  The strong growth in revenue and EBITDA was driven by the segment’s two key business drivers:  AIR MILES reward miles issued, which increased 6 percent, and AIR MILES reward miles redeemed, which increased 36 percent.

For the year ended December 31, 2003, Marketing Services revenue increased 25 percent to $290.2 million compared to $231.7 million for the year ended December 31, 2002. EBITDA, reflecting prevailing exchange rates, for the year ended December 31, 2003 increased 66 percent to $46.7 million compared to $28.1 million for the year ended December 31, 2002.  For the full year 2003, AIR MILES reward miles issued and redeemed increased, as expected, 10 percent and 20 percent, respectively.

Outlook

For full year 2004, the Company’s three growth engines are expected to continue their double-digit growth trends.  As a result of these stronger than expected trends as well as the impact of the revised Canadian dollar translation, the Company is comfortable increasing 2004 cash earnings estimates to $1.18 - $1.19 cash earnings per share. First quarter 2004 is estimated to be $0.27 - $0.28 cash earnings per share.

Financial Measures

In addition to the results presented above in accordance with generally accepted accounting principles, or GAAP, the Company presents financial measures that are non-GAAP measures, such as EBITDA, Operating EBITDA and Cash Earnings.  The Company believes that these non-GAAP measures, viewed in addition to and not in lieu of the Company’s reported GAAP results, provide useful information to investors regarding its performance and overall results of operations. The Company refers to EBITDA before stock compensation expense as EBITDA in this press release. These metrics are an integral part of the Company’s internal reporting to measure the performance of reportable segments and the overall effectiveness of senior management.  Reconciliations to comparable GAAP measures are available in the accompanying schedules and on the Company’s website.  The financial measures presented are consistent with the Company’s historical financial reporting practices.  The non-GAAP measures presented herein may not be comparable to similarly titled measures presented by other companies, and are not identical to corresponding measures used in our various agreements or public filings.

Conference Call

Alliance Data Systems will host a conference call on January 28, 2004 at 5 p.m. (Eastern) to discuss the Company’s fourth quarter and year-end results. The conference call will be available via the Internet at www.alliancedatasystems.com. Additionally, there will be several slides accompanying the webcast.  Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. The recorded webcast will also be available on the Company website until February 28, 2004.

About Alliance Data Systems

Based in Dallas, Alliance Data Systems (NYSE: ADS - News) is a leading provider of transaction services, credit services and marketing services. The company assists retail, petroleum, utility and financial services clients in managing the critical interactions between them and their customers. Alliance Data manages over 72 million consumer relationships for some of North America’s most recognizable companies and operates and markets the largest coalition loyalty program in Canada. Alliance Data Systems employs approximately 7,000 associates at more than 20 locations in the United States and Canada. For more information about the company, visit its website, www.alliancedatasystems.com.

Forward Looking Statements

Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the Private Litigation Reform Act. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to Alliance Data Systems or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions including the risks discussed in our filings with the Securities and Exchange Commission. If one or more of these risks materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this press release reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

ALLIANCE DATA SYSTEMS CORPORATION

SUMMARY FINANCIAL HIGHLIGHTS

(Unaudited) (In millions, except per share amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2003	2002	Change	2003	2002	Change
Revenues	$298.3	$235.7	27%	$1,049.1	$866.6	21%

Net income	$19.8	$10.1	96%	$67.3	$23.7	184%

Net income per share — diluted	$0.24	$0.13	85%	$0.84	$0.31	171%

EBITDA before stock compensation expense	$59.3	$40.9	45%	$213.9	$145.2	47%

Operating EBITDA before stock compensation expense	$68.2	$42.7	60%	$235.3	$164.8	43%

Cash earnings	$24.9	$13.4	86%	$83.0	$45.4	83%

Cash earnings per share - diluted	$0.30	$0.18	67%	$1.03	$0.59	75%

	As of December 31,
	2003	2002

Cash and cash equivalents	$67.7	$30.4
Seller’s interest and credit card receivables	271.4	147.9
Redemption settlement assets	215.3	166.3
Intangible assets, net	143.7	75.4
Goodwill	484.4	429.7
Total assets	1,855.5	1,443.2

Deferred revenue	465.9	353.8
Certificates of deposit	200.4	96.2
Core debt	190.2	196.7
Total liabilities	1,153.2	900.6
Stockholders’ equity	702.3	542.6

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2003	2002	Change	2003	2002	Change
Segment Revenue:
Transaction Services	$167.9	$142.3	18%	$614.5	$538.4	14%
Credit Services	121.6	98.0	24%	435.8	342.1	27%
Marketing Services	87.5	61.2	43%	290.2	231.7	25%
Intersegment	(78.7)	(65.8)	20%	(291.4)	(245.6)	19%
	$298.3	$235.7	27%	$1,049.1	$866.6	21%

Segment EBITDA before stock compensation expense:
Transaction Services	$21.0	$19.1	10%	$88.1	$78.3	13%
Credit Services	27.4	15.9	72%	79.1	38.8	104%
Marketing Services	10.9	5.9	85%	46.7	28.1	66%
	$59.3	$40.9	45%	$213.9	$145.2	47%

Key Indicators:
Core transactions processed	612.1	427.9	43%	2,104.8	1,660.4	27%
Statements generated	45.8	38.1	20%	167.1	138.7	20%
Average core portfolio	$2,849.9	$2,452.1	16%	$2,589.3	$2,318.7	12%
Private label credit sales	$1,835.9	$1,606.5	14%	$5,604.2	$4,925.0	14%
AIR MILES Reward Miles issued	704.7	665.9	6%	2,571.5	2,348.1	10%
AIR MILES Reward Miles redeemed	472.7	348.2	36%	1,512.8	1,260.0	20%

ALLIANCE DATA SYSTEMS CORPORATION

CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

(Unaudited) (In millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Total revenues	$298.3	$235.7	$1,049.1	$866.6

Total operating expenses	262.9	212.0	915.7	790.8

Operating income	35.4	23.7	133.4	75.8

Financing costs (1)	3.4	6.6	20.1	33.3
Other debt related costs (2)	—	—	4.3	0.8

Income before income taxes	32.0	17.1	109.0	41.7
Income tax expense	12.2	7.0	41.7	18.0
Net income	$19.8	$10.1	$67.3	$23.7

Net income per share – basic	$0.25	$0.14	$0.86	$0.32
Net income per share – diluted	$0.24	$0.13	$0.84	$0.31

Weighted average shares – basic	79.7	74.8	78.0	74.4
Weighted average shares – diluted	82.7	76.6	80.3	76.7

(1)                                  Financing costs includes non-cash fair value gain (loss) on swap of $2.4 million and $0.9 million for the three months ended December 31, 2003 and 2002, respectively and $8.3 million and $(2.6) million for the twelve months ended December 31, 2003 and 2002, respectively.

(2)                                  Represents the non-cash write-off of debt issuance costs associated with the early payoff of subordinated notes and term debt.

ALLIANCE DATA SYSTEMS CORPORATION

RECONCILIATION OF NON-GAAP INFORMATION

(Unaudited) (In millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
EBITDA and Operating EBITDA before stock compensation expense:
Net income (GAAP)	$19.8	$10.1	$67.3	$23.7
Income tax expense	12.2	7.0	41.7	18.0
Financing costs	3.4	6.6	20.1	33.3
Other debt-related costs (3)	—	—	4.3	0.8
Stock compensation expense (4)	3.2	—	5.9	2.9
Depreciation and other amortization	14.3	11.4	54.0	41.8
Amortization of purchased intangibles	6.4	5.8	20.6	24.7
EBITDA before stock compensation expense	59.3	40.9	213.9	145.2
Plus change in deferred revenue	25.6	12.3	112.1	30.3
Less change in redemption settlement assets	(7.5)	(9.4)	(49.0)	(16.0)
Foreign currency impact	(9.2)	(1.1)	(41.7)	5.3
Operating EBITDA before stock compensation expense	$68.2	$42.7	$235.3	$164.8

Cash Earnings:
Net income (GAAP)	$19.8	$10.1	$67.3	$23.7
Add back non-cash non-operating items:
Amortization of purchased intangibles	6.4	5.8	20.6	24.7
Stock compensation expense (4)	3.2	—	5.9	2.9
Other debt-related costs (3)	—	—	4.3	0.8
Mark to market swap adjustment (5)	(2.4)	(0.9)	(8.3)	2.6
Income tax effect (6)	(2.1)	(1.6)	(6.8)	(9.3)
Cash earnings	$24.9	$13.4	$83.0	$45.4

Weighted average shares - diluted	82.7	76.6	80.3	76.7

Cash earnings per share - diluted	$0.30	$0.18	$1.03	$0.59

(3)                                  Represents the non-cash write-off of debt issuance costs associated with the early payoff of subordinated notes and term debt.

(4)                                  In the first and fourth quarters of 2003 and the first quarter of 2002, the Company recorded stock compensation expense primarily related to the vesting of performance based restricted stock for certain officers.

(5)                                  Represents the non-cash fair value (gain) loss on an interest rate swap that does not meet the hedging requirements of Statement of Financial Accounting Standards No. 133, as revised.

(6)                                  Represents income taxes adjustments for the tax benefit or expense related to the non-cash non-operating items.

ALLIANCE DATA SYSTEMS CORPORATION

RECONCILIATION OF SEGMENT EBITDA

BEFORE STOCK COMPENSATION EXPENSE

(Unaudited) (In millions, except per share amounts)

Three months ended December 31, 2003

	Operating income	Depreciation & amortization	Stock compensation expense (4)	EBITDA(7)
Transaction Services	$5.7	$14.2	$1.1	$21.0
Credit Services	24.4	1.9	1.1	27.4
Marketing Services	5.3	4.6	1.0	10.9
	$35.4	$20.7	$3.2	$59.3

	Three months ended December 31, 2002
	Operating income	Depreciation & amortization	Stock compensation expense(4)	EBITDA(7)
Transaction Services	$7.5	$11.6	$—	$19.1
Credit Services	14.1	1.8	—	15.9
Marketing Services	2.1	3.8	—	5.9
	$23.7	$17.2	$—	$40.9

	Twelve months ended December 31, 2003
	Operating income	Depreciation & amortization	Stock compensation expense (4)	EBITDA(7)
Transaction Services	$34.6	$51.5	$2.0	$88.1
Credit Services	71.5	5.6	2.0	79.1
Marketing Services	27.3	17.5	1.9	46.7
	$133.4	$74.6	$5.9	$213.9

	Twelve months ended December 31, 2002
	Operating income	Depreciation & amortization	Stock compensation expense (4)	EBITDA(7)
Transaction Services	$32.2	$44.7	$1.4	$78.3
Credit Services	31.2	6.8	0.8	38.8
Marketing Services	12.4	15.0	0.7	28.1
	$75.8	$66.5	$2.9	$145.2

(4)                                  In the first and fourth quarters of 2003 and the first quarter of 2002, the Company recorded stock compensation expense primarily related to the vesting of performance based restricted stock for certain officers.

(7)                                  Represents segment EBITDA before stock compensation expense and is equal to operating income plus depreciation and amortization and stock compensation expense.

ALLIANCE DATA SYSTEMS CORPORATION

SUMMARY REVISED FINANCIAL HIGHLIGHTS

(Unaudited) (In millions, except per share amounts)

	For the year ended December 31, 2001		For the year ended December 31, 2002
	As originally reported	As restated	As originally reported	As restated

Revenue	$777.4	$773.7	$871.5	$866.6

Net income (loss)	$(8.2)	$(10.4)	$26.2	$23.7

Net income (loss) per share—diluted	$(0.18)	$(0.21)	$0.34	$0.31

EBITDA before stock compensation expense	$130.1	$126.5	$150.1	$145.2

Cash earnings	$35.6	$33.1	$47.9	$45.4

Cash earnings per share - diluted	$0.52	$0.49	$0.62	$0.59

	For the three months ended March 31, 2002		For the three months ended June 30, 2002
	As originally reported	As restated	As originally reported	As restated

Revenue	$210.3	$208.6	$205.5	$204.7

Net income	$4.5	$3.7	$3.4	$2.9

Net income per share—diluted	$0.06	$0.05	$0.04	$0.04

EBITDA before stock compensation expense	$33.9	$32.2	$34.6	$33.7

Cash earnings	$10.0	$9.3	$10.7	$10.1

Cash earnings per share - diluted	$0.13	$0.12	$0.14	$0.13

	For the three months ended September 30, 2002		For the three months ended December 31, 2002
	As originally reported	As restated	As originally reported	As restated

Revenue	$218.7	$217.6	$236.8	$235.7

Net income	$7.8	$7.0	$10.6	$10.1

Net income per share—diluted	$0.10	$0.09	$0.14	$0.13

EBITDA before stock compensation expense	$39.5	$38.4	$42.1	$40.9

Cash earnings	$13.2	$12.5	$14.0	$13.4

Cash earnings per share - diluted	$0.17	$0.16	$0.18	$0.18

	For the three months ended June 30, 2003		For the three months ended September 30, 2003
	As originally reported	As restated	As originally reported	As restated

Revenue	$247.6	$251.0	$255.7	$259.7

Net income	$11.9	$14.1	$18.6	$21.1

Net income per share—diluted	$0.15	$0.18	$0.23	$0.26

EBITDA before stock compensation expense	$50.0	$53.5	$51.5	$55.5

Cash earnings	$17.0	$19.1	$20.4	$22.9

Cash earnings per share - diluted	$0.21	$0.24	$0.25	$0.28

Note: For reconciliations of non-GAAP financial measures relating to prior periods, please refer to prior period press releases as posted on our website.  The difference between as originally reported and as restated are the changes related to the Canadian Dollar Translation as stated above.

###